                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             RF MICRO DEVICES, INC.
            --------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
  (1)    Title of each class of securities to which transaction applies:
  (2)    Aggregate number of securities to which transaction applies:
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
  (4)    Proposed maximum aggregate value of transaction:
  (5)    Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
  (1)    Amount Previously Paid:
  (2)    Form, Schedule or Registration Statement No.:
  (3)    Filing Party:
  (4)    Date Filed:

                             RF MICRO DEVICES, INC.
                               7628 THORNDIKE ROAD
                      GREENSBORO, NORTH CAROLINA 27409-9421

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 25, 2000

TO THE SHAREHOLDERS OF RF MICRO DEVICES, INC.:

         We hereby give notice that the Annual Meeting of Shareholders of RF Micro Devices, Inc. (the "Company") will be held on Tuesday, July 25, 2000 at 10:00 a.m. local time, at The Greensboro - High Point Marriott Airport, One Marriott Drive, Greensboro, North Carolina, for the following purposes:

         (1) To elect six directors for one-year terms and until their successors are duly elected and qualified;

         (2) To approve the amendment of our articles of incorporation to increase our authorized common stock from 150,000,000 shares to 500,000,000 shares;

         (3) To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending March 31, 2001; and

         (4) To transact such other business as may properly come before the meeting.

         Under North Carolina law, only shareholders of record at the close of business on the record date, which is June 19, 2000, are entitled to notice of and to vote at the annual meeting or any adjournment. It is important that your shares of common stock be represented at this meeting so that the presence of a quorum is assured.

         A copy of our 2000 Annual Report containing our financial statements for the fiscal year ended March 31, 2000 is enclosed.

                                             By Order of the Board of Directors

                                             /s/ Powell T. Seymour

                                             Powell T. Seymour
                                             Secretary


June 26, 2000


         Even if you plan to attend the meeting in person, please date and execute the enclosed proxy and mail it promptly. If you attend the meeting, you may revoke your proxy and vote your shares in person. A postage-paid, return-addressed envelope is enclosed.

                             RF MICRO DEVICES, INC.
                               7628 THORNDIKE ROAD
                      GREENSBORO, NORTH CAROLINA 27409-9421

                                 PROXY STATEMENT


         The enclosed proxy, for use only at the Annual Meeting of Shareholders to be held July 25, 2000, at 10:00 a.m. local time at The Greensboro - High Point Marriott Airport, One Marriott Drive, Greensboro, North Carolina, and any adjournment thereof, is solicited on behalf of the Board of Directors of RF Micro Devices, Inc. (the "Company"). The approximate date that we are first sending these proxy materials to shareholders is June 27, 2000. This solicitation is being made by mail and may be made in person or by fax or telephone by our officers or employees. We will pay all expenses incurred in this solicitation. We will request banks, brokerage houses and other institutions, nominees and fiduciaries to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies. We will, upon request, reimburse these parties for their reasonable expenses in forwarding proxy materials to beneficial owners.


         The accompanying proxy is for use at the meeting if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy. The proxy may be revoked by the shareholder at any time before it is exercised by filing with our corporate secretary an instrument revoking it, filing a duly executed proxy bearing a later date or by attending the meeting and electing to vote in person. All shares of the Company's common stock (the "common stock") represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of: (a) electing the six nominees for directors named herein (or their substitutes) for one-year terms expiring in 2001; (b) amending our articles of incorporation to increase our authorized common stock from 150,000,000 shares to 500,000,000 shares; and (c) ratifying the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending March 31, 2001.

         The presence in person or by proxy of a majority of the shares of common stock outstanding on the record date constitutes a quorum for purposes of conducting business at the meeting. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. Abstentions and shares that are withheld as to voting with respect to one or more of the nominees for director will be counted in determining the existence of a quorum, but shares held by a broker, as nominee, and not voted on any matter will not be counted for such purpose.

         Under the laws of North Carolina, the persons receiving a plurality of the votes cast by the shares entitled to vote will be elected as directors. Under the Company's articles of incorporation, the proposal to amend our articles of incorporation to increase the number of authorized shares will be approved if the holders of a majority of the outstanding shares of the Company's common stock approve the proposal. The proposal to ratify the appointment of auditors for fiscal 2001 will be approved if the votes cast in favor of the proposal exceed the votes cast against it. Abstentions, shares which are withheld as to voting with respect to nominees for director and shares held of record by a broker, as nominee, that are not voted with respect to the proposals will not be counted as a vote in favor of or against such proposals and, therefore, will have no effect on the proposal to elect the nominees for directors or the proposal to ratify the appointment of auditors.

                          VOTING SECURITIES OUTSTANDING

         Under North Carolina law, June 19, 2000 has been fixed as the record date for determining holders of common stock entitled to notice of and to vote at the meeting. Each share of our common stock issued and outstanding on June 19, 2000 is entitled to one vote on all proposals at the meeting, except that shares we hold in a fiduciary capacity may only be voted in accordance with the instruments creating the fiduciary capacity. Holders of shares of common stock vote together as a voting group on all proposals. At the close of business on June 19, 2000, there were 80,475,096 shares of our common stock outstanding and entitled to vote.

         Where appropriate, we have adjusted references in this proxy statement to prices and share numbers of our common stock to reflect two 2-for-1 stocks splits. The first was effected in the form of a 100% share dividend payable on March 31, 1999 to record holders of common stock on March 17, 1999, and the second was effected in the form of a 100% share dividend payable on August 18, 1999 to record holders of common stock on August 2, 1999.

                               SECURITY OWNERSHIP

         The following table sets forth information with respect to the beneficial ownership of common stock as of June 19, 2000 by (a) each person known by us to own beneficially five percent or more of our outstanding shares of common stock, (b) each director and nominee for director, (c) the Named Executives (as defined in "Management Compensation," below), and (d) all current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC"). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or that are or may become exercisable within 60 days of June 19, 2000 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and under applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite the shareholder's name.


                                                        Beneficial Ownership
                                                      -----------------------
                                                      Number of
                                                       Shares         Percent
                                                      ---------       -------

TRW Inc. (1)....................................      11,500,948        14.29%

Morgan Stanley Dean Witter & Co. (2)............       4,730,632         5.88%

William J. Pratt (3)............................       1,053,488         1.30%

David A. Norbury (4)............................         482,649           *

Powell T. Seymour (5)...........................         420,803           *

Jerry D. Neal (6)...............................         338,912           *

Walter H. Wilkinson, Jr. (7)....................         165,629           *

Dr. Albert E. Paladino (8)......................          93,333           *

Arthur E. Geissberger (9) ......................          91,200           *

Erik H. van der Kaay (10).......................          72,333           *

Terri D. Zinkiewicz (11)........................          10,000           *

Directors and executive officers as a group (11
persons) (12)...................................       2,812,440         3.44%


 --------------
* Indicates less than one percent

(1) Terri D. Zinkiewicz, who is a director of the Company, is Controller of TRW's Space and Electronics Group. Ms. Zinkiewicz does not hold any voting or investment power over such shares. TRW's address is 1900 Richmond Road, Cleveland, Ohio 44124.

(2) Based on information included in a Schedule 13-G filed with the SEC on February 1, 2000. The address of Morgan Stanley Dean Witter & Co. is 1585 Broadway, New York, New York 10036.

(3) Includes 327,112 shares of common stock issuable upon the exercise of stock options.

(4) Includes 192,910 shares of common stock issuable upon the exercise of stock options.

(5) Includes 117,648 shares of common stock issuable upon the exercise of stock options.

(6) Includes 131,855 shares of common stock issuable upon the exercise of stock options.

(7) Includes 73,333 shares of common stock issuable upon the exercise of stock options.

(8) Includes 13,333 shares of common stock issuable upon the exercise of stock options.

(9) Includes 86,200 shares of common stock issuable upon the exercise of stock options.

(10) Includes 48,333 shares of common stock issuable upon the exercise of stock options.

(11) Represents 10,000 shares of common stock issuable upon the exercise of stock options.


(12) Includes 1,048,796 shares of common stock issuable upon the exercise of stock options.


                       PROPOSAL 1 -- ELECTION OF DIRECTORS

         Under our bylaws, the Board of Directors consists of seven to nine members, as determined by the Board or the shareholders from time to time. The Board has determined that the number of directors within the range shall be seven, as to which there is currently one vacancy caused by the resignation in 1999 of one of our directors. As of yet, a replacement has not been found to fill such vacancy. Assuming the election of the remaining nominees for director named in the proxy statement, there will be one vacancy that the Board intends to fill, pursuant to our bylaws, following identification of a qualified nominee. Proxies will not be voted for a greater number of persons than the number of nominees named. Directors are elected annually to serve for one-year terms and until their successors are duly elected and qualified. There are no family relationships among any of our directors or officers. All nominees presently serve as directors. We intend that the proxyholders named in the accompanying form of proxy will vote to elect the six nominees listed below as directors, unless the authority to vote is withheld. Although we expect that each of the nominees will be available for election, if any vacancy in the slate of nominees occurs, we expect that shares of common stock represented by proxies will be voted for the election of a substitute nominee or nominees recommended by management.

         The names of the nominees for election to the Board, their principal occupations and certain other information follows:

NOMINEES FOR ELECTION AS DIRECTORS


                                                            Director of the
          Name                            Age                Company Since
          ----                            ---               ---------------

         David A. Norbury                 49                     1992

         William J. Pratt                 57                     1991

         Dr. Albert E. Paladino           67                     1992

         Erik H. van der Kaay             60                     1996

         Walter H. Wilkinson, Jr.         54                     1992

         Terri D. Zinkiewicz              45                     1997


         DAVID A. NORBURY has been President and Chief Executive Officer and a director since September 1992. Mr. Norbury was employed as President and Chief Executive Officer of Polylythics, Inc., a developer of semiconductor technology based in Santa Clara, California, from August 1989 to March 1991. He is also a director of Telaxis Communications Corp., a publicly traded manufacturer of broadband wireless equipment for network access applications.

         WILLIAM J. PRATT, a founder of the Company, was President from February 1991 to September 1992 and has been Chairman and Chief Technical Officer since September 1992. He has also been a director since the Company's inception. Prior to such time, Mr. Pratt was employed for 13 years with Analog Devices, Inc., an integrated circuit manufacturer, as Engineering Manager and General Manager.

         DR. ALBERT E. PALADINO has been a director since December 1992. He is Chairman of Telaxis Communications Corp. Dr. Paladino is also a member of the Board of Directors of TranSwitch Corporation, a publicly traded developer of highly integrated digital and mixed signal semiconductor solutions for the telecommunications and data communications markets, and Helioss Corporation, a developer of high capacity millimeter wave communications equipment. He was a general partner of Advanced Technology Ventures, a venture capital firm, from 1981 through 1998. Prior to joining Advanced Technology Ventures, he held senior positions with Raytheon Company, GTE Laboratories, the National Institute of Standards and Technology and the Congressional Office of Technology Assessment.

         ERIK H. VAN DER KAAY has been a director since July 1996. Mr. van der Kaay has been President and Chief Executive Officer of Datum, Inc., a publicly traded synchronization products company based in Irvine, California, since April 1998. He was employed in various capacities, most recently as Executive Vice President, with Allen Telecom, a telecommunications company based in Beachwood, Ohio, from June 1990 to March 1998. Mr. van der Kaay is also a director of Datum, Inc. and TranSwitch Corporation.

         WALTER H. WILKINSON, JR. has been a director since March 1992. Mr. Wilkinson is a general partner of Kitty Hawk Capital, a venture capital firm based in Charlotte, North Carolina, that he founded in 1980.

         TERRI D. ZINKIEWICZ has been a director since February 1997. Ms. Zinkiewicz has been employed with TRW in various capacities during the past 19 years, most recently as Controller of the Space and Electronics Group.

BOARD COMMITTEES

         Our Board of Directors has two standing committees, a Compensation Committee and an Audit Committee. The Compensation Committee, upon delegation of authority by the Board of Directors, has the authority to (a) establish and implement the cash and non-cash compensation of each officer, salaried employee and agent of or consultant to the Company (subject to any employment or other agreement such officer, employee, agent or consultant may have) on an annual, semi-annual or other periodic basis; and (b) implement and monitor any personnel policy, collective bargaining agreement, health or dental insurance plan, retirement plan, profit sharing plan, deferred compensation plan, stock option or other stock-based benefit plan, bonus plan, incentive or any other employee benefit plan or agreement that we provide to our employees, officers, directors or consultants. The members of the Compensation Committee are Messrs. van der Kaay, Paladino and Wilkinson, none of whom is an employee of the Company.

         The Audit Committee is appointed by the Board to assist the Board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements and the independence and performance of our external auditors. The Audit Committee has the authority to (a) review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices, changes in principles and practices and judgments made, as well as the adequacy of internal controls; (b) review and concur in the appointment, replacement, reassignment or dismissal of the person, if any, responsible for directing our internal auditing; (c) review with management and the independent auditor our quarterly financial statements prior to the filing of each Form 10-Q; (d) meet periodically with management to review our major financial risk exposures and the steps management has taken to monitor and control such exposures and to determine the adequacy of financial reserves; (e) recommend to the Board the appointment of the independent auditor, approve the fees to be paid and evaluate its performance; (f) receive periodic reports from the independent auditor regarding the auditor's independence consistent with applicable standards and discuss such reports with the auditor and the full Board; (g) meet with the independent auditor prior to the audit to review the planning, staffing and coverage of the audit, including discussions of the matters required to be discussed by appropriate SEC accounting and auditing standards; (h) review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and RFMD's response to that letter; (i) review and advise the Board with respect to the our policies and procedures regarding compliance with applicable laws and regulations; (j) review with our outside counsel legal matters that may have a material impact on the financial statements, our compliance policies and any material reports or inquiries received from regulators or governmental agencies; and (k) meet at least annually with the chief financial officer and the independent auditor in separate executive sessions. The members of the Audit Committee are Ms. Zinkiewicz and Messrs. van der Kaay and Wilkinson, none of whom is an employee of the Company.

         All directors attended at least 75% of the Board meetings and assigned committee meetings during the fiscal year ended March 31, 2000. The Board held 5 meetings during the year, the Compensation Committee held 11 meetings, and the Audit Committee held 3 meetings.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under federal securities laws, our directors, officers and beneficial owners of more than 10% of the common stock are required to report their beneficial ownership of common stock and any changes in that ownership to the SEC. Specific dates for such reporting have been established and we are required to report in this proxy statement any failure to file by the established dates during the last fiscal year. In the last fiscal year, to our knowledge, all of these filing requirements were satisfied by our directors, officers and principal shareholders, except that TRW Inc. failed to report on a timely basis approximately 80 transactions involving the common stock during April and May 1999, and Messrs. Pratt, Priddy and Seymour each failed to report one transaction on a timely basis.

                               EXECUTIVE OFFICERS

         Our current executive officers are as follows:


 Name                             Age       Position
 ----                             ---       --------

David A. Norbury.............      49      President, Chief Executive Officer and
                                           Director

William J. Pratt.............      57      Chairman of the Board, Chief Technical
                                           Officer and Director

Powell T. Seymour............      57      Vice President of Operations and Secretary

Jerry D. Neal................      55      Executive Vice President of Sales, Marketing
                                           and Strategic Development

William A. Priddy, Jr........      39      Chief Financial Officer and Vice President of
                                           Administration

Arthur E. Geissberger........      47      Vice President of Wafer Fabrication Operations

Gary J. Grant................      44      Vice President of Quality Assurance

Robert A. Bruggeworth........      39      Vice President of Wireless Products


         Set forth below is certain information with respect to our executive officers. Officers are appointed to serve at the discretion of the Board of Directors. There are no family relationships between any of our executive officers or directors. Information regarding Messrs. Norbury and Pratt is included in the director profiles above.

         POWELL T. SEYMOUR, a founder of the Company, has been Vice President of Operations and Secretary since the Company's inception in February 1991. Prior to such time, Mr. Seymour was employed for 11 years with Analog Devices, Inc. as Manufacturing Engineer and Manufacturing Engineer Manager. Mr. Seymour served as a director from February 1992 to July 1993.

         JERRY D. NEAL, a founder of the Company, served as Vice President of Sales and Marketing from May 1991 to January 2000, when he became Executive Vice President of Sales, Marketing and Strategic Development. Prior to joining the Company, Mr. Neal was employed for 10 years with Analog Devices, Inc. as Marketing Engineer, Marketing Manager and Business Development Manager. Mr. Neal served as a director from February 1992 to July 1993.

         WILLIAM A. PRIDDY, JR. became Chief Financial Officer and Vice President of Administration in July 1997. He was Controller from December 1991 to December 1993, Treasurer from December 1993 to May 1999, and Vice President of Finance from December 1994 to July 1997. Prior to joining the Company, Mr. Priddy was employed for five years with Analog Devices, Inc. as Financial Analyst, Marketing Analyst and Marketing Services Manager.

         ARTHUR E. GEISSBERGER has been the Company's Vice President of Wafer Fabrication Operations since July 1996. From February 1991 to July 1996, Mr. Geissberger was employed with Alpha Industries, Inc., a manufacturer of microwave and millimeter-wave frequency components and subsystems based in Methuen, Massachusetts, as GaAs Wafer Fabrication Manager and Manager of Foundry Operations.

         GARY J. GRANT has served as Vice President of Quality Assurance since November 1998. From April 1995 to November 1998, Mr. Grant was employed with ST Microelectronics, Inc., a broad-ranged manufacturer of integrated circuits, as Director of Quality and Facilities. From July 1980 to April 1994, Mr. Grant was employed with Texas Instruments as Fab Process Engineer, Product Engineering Manager and Total Quality Manager.

         ROBERT A. BRUGGEWORTH has been the Company's Vice President of Wireless Products since September 1999. Mr. Bruggeworth was employed at Tyco Electronics/AMP Inc., a supplier of electrical and electronic connection devices, from July 1983 through June 1999. He held a number of manufacturing and engineering management positions from July 1983 to July of 1995. From July 1995 to June 1999, Mr. Bruggeworth served first as Vice President of Asia Pacific Operations and then as Vice President of Global Computer and Consumer Electronics based in Hong Kong, China.

                             MANAGEMENT COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

         The following table presents information relating to total compensation during the fiscal years ended March 31, 2000, March 31, 1999 and March 31, 1998, of the Chief Executive Officer and our four next most highly compensated executive officers (the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM COMPENSATION
                                            ANNUAL COMPENSATION                   AWARDS
                                         -------------------------    ------------------------------
                                                                       RESTRICTED       SECURITIES        ALL OTHER
         NAME AND                                                         STOCK         UNDERLYING       COMPENSATION
    PRINCIPAL POSITIONS       YEAR (1)   SALARY ($)   BONUS ($)(2)    AWARDS ($)(3)     OPTIONS (#)         ($)(4)
    -------------------       --------   ----------   ------------    -------------   --------------   -----------

David A. Norbury                2000       241,923       250,000         603,394           50,000           5,190
   President and Chief          1999       211,923       220,000            0             225,000           5,190
   Executive Officer            1998       179,615          0               0                0              5,402

William J. Pratt                2000       213,269       220,000            0              45,000             0
   Chairman and Chief           1999       188,403       195,000            0             202,500             0
   Technical Officer            1998       159,769          0               0                0                0

Jerry D. Neal                   2000       196,038       218,000         521,670           40,000           4,568
   Executive Vice               1999       168,592       175,000            0             186,000           4,452
   President of Sales,          1998       140,385          0               0                0              4,636
   Marketing and Strategic
   Development

Arthur Geissberger              2000       191,808       198,000         441,528           40,000           4,446
   Vice President of Wafer      1999       168,370       175,000            0             211,000           4,460
   Fabrication Operations       1998       139,200          0               0                0              4,634

Powell T. Seymour               2000       158,885       164,000         322,897           30,000           4,767
   Vice President of            1999       140,624       145,000            0             211,000           4,219
   Operations and               1998       120,769          0               0                0              4,403
   Secretary

---------------

(1) The Company uses a 52-week or 53-week fiscal year ending on the Saturday closest to March 31 in each year. Each of the 1998, 1999 and 2000 fiscal years was a 52-week year. For purposes of this proxy statement, each fiscal year is described as ending on March 31.

(2) The Compensation Committee has implemented a discretionary bonus program pursuant to which bonuses may be awarded to our executive officers from time to time in amounts reflecting the Compensation Committee's evaluation of the executive officers' contributions. See "Compensation Committee Report on Executive Compensation" below.

(3) The value shown is the number of restricted shares times the closing market price of the common stock on the day of grant. The restricted shares vest over a period of five years. At fiscal year-end, the total number and value (based on the closing market price of the common stock on the last trading day of the fiscal year) of restricted shares held by the Named Executives was: Mr. Norbury, 13,733 shares worth $2,200,713; Mr. Pratt, no shares; Mr. Neal, 11,873 shares worth $1,902,648; Mr. Geissberger, 10,049 shares worth $1,610,352; and Mr.
         Seymour, 7,349 shares worth $1,177,677. The values given do not reflect the fact that the shares are restricted.

(4) Reflects amounts contributed by the Company during the last fiscal year to the accounts of the Named Executives under the Company's 401(k) plan.

         The following table provides information concerning options for the common stock exercised by each of the Named Executives during fiscal year 2000, and the value of options held by each at the end of the fiscal year.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES


                                                        NUMBER OF SHARES UNDERLYING         VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                                                           AT FISCAL YEAR-END(#)         AT FISCAL YEAR-END ($)(2)
                              SHARES        VALUED       ------------------------        -------------------------
                            ACQUIRED ON    REALIZED
NAME                        EXERCISE(#)     ($)(1)       EXERCISABLE UNEXERCISABLE       EXERCISABLE UNEXERCISABLE
----                        -----------   ----------     ----------- -------------       ----------- -------------

David A. Norbury              39,246      2,624,157      166,455         343,455        26,271,657      53,023,784

William J. Pratt                --            --         303,157         304,455        48,180,593      46,965,424

Jerry D. Neal                   --            --         242,321         266,255        38,518,077      41,064,544

Arthur E. Geissberger         90,200      4,440,194       60,000         280,800         9,459,200      43,350,625

Powell T. Seymour               --            --         104,193         167,455        16,500,076      25,695,119

---------------

(1) Value represents the difference between the option price and the market value of the common stock on the date of exercise.

(2) Value represents the difference between the option price and the market value of the common stock at fiscal year-end.

         The following table sets forth for each of the Named Executives certain information concerning stock options granted during fiscal year 2000.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS
                           --------------------------------------------------------     POTENTIAL REALIZABLE VALUE
                            NUMBER OF     % OF TOTAL                                    AT ASSUMED ANNUAL RATES OF
                           SECURITIES      OPTIONS                                     STOCK PRICE APPRECIATION FOR
                           UNDERLYING     GRANTED TO                                          OPTION TERM (1)
                             OPTIONS      EMPLOYEES     EXERCISE OR                    ----------------------------
                             GRANTED      IN FISCAL      BASE PRICE      EXPIRATION
NAME                         (#)(2)          YEAR         ($/SH)            DATE          5% ($)         10% ($)
----                       ----------     ----------    -----------      ----------      -------        ---------

David A. Norbury             50,000         1.88%         20.9375         3/29/09        658,374        1,668,449

William J. Pratt             45,000         1.70%         20.9375         3/29/09        592,537        1,501,604

Jerry D. Neal                40,000         1.51%         20.9375         3/29/09        526,699        1,334,759

Arthur E. Geissberger        40,000         1.51%         20.9375         3/29/09        526,699        1,334,759

Powell T. Seymour            30,000         1.13%         20.9375         3/29/09        395,024        1,001,069

---------------

(1) The potential realizable value is calculated based on the term of the option at its time of grant (10 years) and is calculated by assuming that the stock price on the date of grant as determined by the Board of Directors appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the SEC and do not represent our estimate or projection of the future common stock price.

(2) These options vest and become exercisable in five equal installments on the first five anniversaries of the date of grant.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The objectives of the Compensation Committee are to enhance the Company's ability to recruit and retain qualified management, to motivate executives to achieve established performance goals and to ensure an element of congruity between the financial interests of the Company's management and its shareholders.

         The Compensation Committee considers the following factors in setting the compensation of the Chief Executive Officer and the other executive officers of the Company:

         o The overall performance of the Company during the fiscal year in question;

         o Individual performance appraisals of the executive officers and their contributions toward the Company's performance goals and other objectives as established by the Board of Directors and the Compensation Committee;

         o The compensation packages for executives at other publicly held U.S. manufacturers of integrated circuits with similar ranks and levels of responsibility; and

         o The overall compensation level of all employees of the Company.

         Compensation arrangements adopted by the Compensation Committee include up to four components: (a) a base salary; (b) grant of equity incentives in the form of stock options, restricted stock and other similar awards in respect of shares of common stock; (c) a discretionary cash bonus program pursuant to which bonuses may be awarded to executive officers from time to time in amounts based both on objective criteria established by the Compensation Committee, such as attainment of revenue, profit and gross margin goals, and on the Compensation Committee's subjective evaluation of such executive officers' contributions to the Company; and (d) other compensation and employee benefits generally available to all employees of the Company, such as health insurance and participation in the Company's 401(k) plan.


         The Chief Executive Officer's salary, bonus and equity incentive awards are established by the Compensation Committee. Recommendations regarding the base salary, bonuses and stock option or other awards of the Company's executive officers other than Mr. Norbury are made to the Compensation Committee by Mr. Norbury and are subject to its approval. The amount of bonuses and stock option or other awards, if any, for which an executive officer, including the Chief Executive Officer, may be eligible to receive are based on the attainment of specified corporate performance factors. The relevant corporate performance factors for the last fiscal year included revenues, net bookings, gross margin percentages, earnings per share, customer diversification and percentage of revenues represented by the sales of silicon products.


         During fiscal 2000, Mr. Norbury earned a base salary of $241,923, which represents a 14% increase over his base salary during the preceding fiscal year. At this level, Mr. Norbury's base salary is approximately 5 times the average Company employee's salary. Mr. Norbury received a bonus of $250,000 during fiscal 2000. In addition, Mr. Norbury was awarded stock options to purchase 50,000 shares of common stock at an exercise price of $20.9375 per share on March 29, 1999 and 13,733 shares of restricted stock on October 27, 1999. These options and shares of restricted stock vest over a period of five years, subject to Mr. Norbury's continued employment with the Company. The Compensation Committee feels that the adjustment in Mr. Norbury's base salary for fiscal 2000 was justified by the continued positive results being achieved by the Company -- particularly its steady growth in revenues and profitability -- and by other significant developments then occurring, including the rapid progress in the ramping up of production from the Company's first wafer fabrication facility and the commencement of construction of a second facility. The Compensation Committee believes, based on its review of publicly available information concerning the Company's competitors, that Mr. Norbury's compensation is well within the range of compensation provided to executives of similar rank and responsibility. The Committee believes that competition for qualified executives in the integrated circuit industry is extremely strong, and that to attract and retain such persons the Company must maintain an overall compensation package similar to those offered by its peer companies.

         The Compensation Committee believes that substantial equity ownership encourages management to take action favorable to shareholders of the Company. Accordingly, equity-based compensation makes up a significant portion of the overall compensation of the Named Executives and other executive officers. The Compensation Committee also encourages the Company's employees to commit a portion of their base salary to the purchase of the Company's common stock through the Employee Stock Purchase Plan.

         In general, compensation in excess of $1 million to any of the Named Executives may be subject to limitations on deductibility by the Company under
Section 162(m) of the Internal Revenue Code of 1986, as amended. The limits on deduction do not apply to performance-based compensation that satisfies certain requirements. The Compensation Committee has not adopted any policies with respect to Section 162(m), although the 1999 Stock Incentive Plan, which was adopted by shareholders at the 1999 annual meeting, is structured to comply with
Section 162(m) to the extent practicable.

         This report has been prepared by members of the Compensation Committee. Members of this committee are:

Walter H. Wilkinson, Jr. (Chairman)
Erik H. van der Kaay
Dr. Albert E. Paladino

EMPLOYEE BENEFIT PLANS

         1999 Stock Incentive Plan. The 1999 Stock Incentive Plan, which the Company's shareholders approved at the 1999 annual meeting of shareholders, provides for the issuance of a maximum of 8,000,000 shares of common stock pursuant to awards granted under the plan. Awards that may be granted under the plan include incentive stock options and nonqualified stock options, stock appreciation rights, and restricted stock awards and restricted units. The number of shares reserved for issuance under the plan and the terms of awards may be adjusted upon certain events affecting the Company's capitalization. No awards may be granted under the plan after June 30, 2009.

         The plan is administered by the Compensation Committee upon delegation from the Board of Directors. Under the terms of the plan, the committee has full and final authority to take any action with respect to the plan, including selection of individuals to be granted awards, the types of awards and the number of shares of common stock subject to an award, and determination of the terms, conditions, restrictions and limitations of each award.

         1997 Key Employees' Stock Option Plan. Our 1997 Key Employees' Stock Option Plan provides for the grant of options to purchase common stock to key employees and independent contractors in our service. This plan permits the granting of both incentive options and nonqualified options. The aggregate number of shares of common stock that may be issued pursuant to options granted under the plan may not exceed 5,200,000 shares, subject to adjustment upon certain events affecting our capitalization. This plan is similarly administered by the Compensation Committee.

         As of March 31, 2000, we had granted options to employees, including the Named Executives, for 11,012,989 shares of common stock under these two plans and a predecessor plan, of which options for 2,900,117 shares have been exercised and options for 192,984 shares have been forfeited. The exercise prices for outstanding options granted under the plans range from $0.0375 to $175 per share, with a weighted average of $17.2179 per share. The Company has also granted awards other than stock options under the 1999 plan pursuant to which a total of 200,000 shares of common stock may be issued.

         Employee Stock Purchase Plan. Our Employee Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. This plan is intended to encourage stock ownership through means of payroll deductions. All of our regular full-time employees (including officers) and all other employees

(except for certain part-time and seasonal employees) are eligible to participate after being employed for three months. Directors who are not employees are not eligible to participate. An aggregate of 2,000,000 shares of common stock has been reserved for offering under the stock purchase plan, subject to anti-dilution adjustments in the event of certain changes in our capital structure.

         We make no cash contributions to the stock purchase plan, but bear the expenses of its administration. The plan is administered by the Compensation Committee, which has authority to establish the number and duration of the purchase periods during the term of the plan, and to make rulings and interpretations thereunder.

         Retirement Plan. Each employee is eligible to participate in our qualified 401(k) plan after three months of service. An employee may invest a maximum of 15% of pretax earnings in the plan. Employer contributions to the plan are made at the discretion of management and the Board of Directors. An employee is fully vested in the employer contribution portion of the plan after completion of five continuous years of service. We made contributions to the plan of approximately $511,000 during the fiscal year ended March 31, 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Prior to the formation of the Compensation Committee in March 1994, the Board of Directors made all determinations with respect to executive officer compensation. No interlocking relationships exist between our Board or Compensation Committee and the board of directors or compensation committee of any other company. Each of our directors, or an affiliate thereof, has purchased securities of the Company.

COMPENSATION OF DIRECTORS

         Each director who is not an employee of the Company is eligible to receive $12,000 per year for service as a member of the Board, plus $1,000 per Board meeting attended, and $2,000 per year for service on each committee of the Board on which he or she serves. In addition, all directors are reimbursed for expenses incurred by them in their capacity as directors. Other than the reimbursement of expenses, directors who are employees of the Company do not receive additional compensation for service.

         Under our Nonemployee Directors' Option Plan, as amended and restated effective January 26, 1999, each director who was not an employee of the Company at the time of completion of our initial public offering in June 1997, and each non-employee director who is first elected to the Board thereafter, received or will receive options to purchase 10,000 shares of our common stock at the market price of the stock at the time of grant. Prior to the 1999 annual meeting of shareholders, each participating non-employee director received an annual option grant for 20,000 shares of common stock at the market price at the time of grant. Commencing with the 1999 annual meeting, each participating non-employee director who is reelected receives an annual option grant for 10,000 shares of common stock at the market price at the time of grant. Awards granted under the plan vest in three annual installments.

PERFORMANCE GRAPH

         The graph set forth below compares, for the period beginning immediately after our initial public offering on June 3, 1997, the "cumulative total return" to our shareholders as compared with the return of The Nasdaq Stock Market Index (U.S. Companies) (the "Nasdaq Market Index") and the Nasdaq Electronic Components Index (the "Electronic Components Index"), our industry index. The graph was prepared using information provided by the Center for Research Studies in Securities Prices at the University of Chicago. "Cumulative total return" has been computed assuming an investment of $100 at the beginning of the period indicated in our common stock and the stock of the companies included in the Nasdaq Market Index and the Electronic Components Index, and assuming the reinvestment of dividends.

       COMPARISON OF CUMULATIVE TOTAL RETURN AMONG RF MICRO DEVICES, INC.
              NASDAQ MARKET INDEX AND ELECTRONIC COMPONENTS INDEX

                              6/3/97    9/25/97    3/27/98    9/25/98    3/26/99    9/24/99    3/24/00
    NASDAQ MARKET INDEX       100.0      121.5      132.7      127.4      177.4      202.0      362.9
ELECTRONIC COMPONENTS INDEX   100.0      129.7      106.5      106.0      150.7      213.3      486.2
   RF MICRO DEVICES, INC.     100.0      114.3       94.7      126.5      546.9    1,221.2    4,186.1

         The stock price performance graph depicted above shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934. The stock price performance depicted in the graph is not necessarily an indicator of future price performance.

                              CERTAIN TRANSACTIONS

TRW

         On June 6, 1996, we initiated a strategic alliance with TRW and entered into agreements pursuant to which we issued to TRW (a) 826,446 shares of Class C Preferred Stock in exchange for $5,000,000 in cash (these shares converted on a four-for-one basis into common stock upon the closing of our initial public offering in June 1997); (b) 10,735,720 shares of common stock in exchange for the license agreement described below, all of which shares were initially subject to certain voting and transfer restrictions as described below; (c) a convertible note in the maximum principal amount of $10,000,000, convertible into up to 4,444,444 shares of common stock; and (d) a warrant for the purchase, under certain circumstances, of up to 4,000,000 shares of common stock at $2.50 per share. We also entered into a supply agreement that provides for us to purchase from TRW certain minimum quantities of GaAs HBT wafers and GaAs epitaxial wafers during the years 1996 to 2000. In addition, TRW has agreed to refrain from taking certain actions regarding control of the Company during the five years following our initial public offering, or through June 2002.

         On November 15, 1999, we expanded our June 1996 license agreement with TRW to broaden the range of products covered by the arrangement. In consideration for this expanded license, we granted TRW two additional warrants for the purchase of shares of our common stock. TRW also agreed to maintain ownership of at least 7,941,161 shares of RFMD common stock (10% of the shares then outstanding) until at least May 1, 2001.

         License Agreement

         Under the June 1996 license agreement, TRW granted us fully paid up, royalty-free worldwide licenses with respect to certain of TRW's existing and future GaAs HBT patent rights and MBE process patent rights, in each case with accompanying know-how and technical information, to design, develop and manufacture certain of our existing products and any product with an emitter with a width of one to three microns, in either case provided the products are for commercial wireless communication applications and operate on signals having a frequency of less than 10 GHz. The license with respect to the GaAs HBT patent rights was effective immediately, and the MBE patent right license became effective on June 15, 1998, which was the date that our GaAs HBT wafer fabrication facility became operational. Both licenses are exclusive as to all persons including TRW, except that TRW has reserved the right to provide to customers on an ongoing basis certain specified foundry services. At the option of TRW, the license will become non-exclusive if we fail to meet the following revenue goals, as measured in accordance with GAAP, following the date on which our GaAs HBT wafer fabrication facility became operational (June 15, 1998): during the first year, $30 million; during the second year, $65 million; and during the third year, $125 million.

         In this license agreement, TRW also granted us certain non-exclusive licenses and agreed to provide us with certain technical assistance in connection with the design, construction and operation of our GaAs HBT wafer fabrication facility. The license agreement provides that TRW will offer to us, on the same terms as are offered to third parties, certain non-GaAs HBT process technologies that it develops in the future for a period of ten years following June 15, 1998. We have agreed to share with TRW any modifications or improvements and to grant TRW a non-exclusive, royalty-free license to use such modifications or improvements outside our field of use.

         The November 1999 expansion of the license agreement permits us to use TRW's GaAs HBT technology also to manufacture products for commercial coaxial and other non-fiber wire applications.

         Restricted Stock Agreement

         In connection with its investment in June 1996, TRW had granted to David A. Norbury, our President and Chief Executive Officer, an irrevocable proxy to vote 10,735,720 of the 18,485,948 shares of common stock then beneficially owned by TRW. In accordance with its terms, this proxy expired on July 15, 1998, 30 days after the date on which our wafer fabrication facility became "operational" for purposes of our agreements with TRW.

         Convertible Note

         Under the terms of the convertible note, we borrowed $10 million from TRW. This note, pursuant to its terms, was converted into 4,444,444 shares of common stock upon completion of our initial public offering in June 1997.

         1996 Warrant

         The warrant that we granted to TRW in June 1996 provided for the purchase of up to 4,000,000 shares of common stock at a price of $2.50 per share. The warrant became exercisable on June 15, 1998, which was the date on which our wafer fabrication facility became operational, and was exercised on September 14, 1998.

         1999 Warrants

         Of the warrants we issued to TRW in November 1999, the first is for 250,000 shares of common stock and is exercisable after December 31, 2000 and expires on June 30, 2001. The second warrant is for 500,000 shares of common stock and is exercisable after December 31, 2000 and expires on December 31, 2001, but will become null and void if we fail to achieve certain annualized sales milestones. The value of these warrants has been estimated to be $10.0 million, which represents the cost of our right to use TRW's technology for these new applications.

         Supply Agreement

         Under the terms of our supply agreement, we have agreed to purchase from TRW, and TRW has agreed to sell to us, certain minimum quantities of three-inch GaAs HBT processed wafers and four-inch GaAs epitaxial wafer starting material until December 31, 2000. The estimated minimum annual purchases in calendar year 2000 is $29 million.

         Standstill Agreement

         TRW has agreed with us and with the holders of preferred stock that we issued before our initial public offering that, before June 6, 2002 (the fifth anniversary of the closing of our initial public offering), it will not, and will cause its affiliates not to:

         o acquire, offer to acquire or agree to acquire, directly or indirectly, any voting securities or rights or options to acquire any of our assets or voting securities in excess of the lesser of (a) 40% of our equity securities or (b) the actual maximum percentage of our equity securities owned by TRW, calculated on a fully diluted basis;

         o make any public announcement with respect to, or submit any proposal for, any extraordinary transaction involving the Company or its securities or assets;

         o make, or in any way participate in, any solicitation of proxies to vote, or seek to advise or influence any person or entity with respect to the voting of, any of our voting securities;

         o form, join or in any way participate in a "group" within the meaning of Section 13 of the Securities Exchange Act of 1934 with respect to any of our voting securities; or

         o solicit or encourage any person to propose a business combination or similar transaction with, or a change in control of, the Company.

         If any party were to make a bona fide offer to purchase all of our outstanding shares, however, TRW would be entitled during the 30-day period following the offer to make a counterproposal for all of our outstanding shares on the same or better terms and conditions as provided in the third-party offer.

OTHER TRANSACTIONS

         We have given certain holders of preferred stock that we issued before our initial public offering certain rights to require us to register the sale of the Company securities held by them, or to include such securities in a registration that we initiate.

                     PROPOSAL 2 -- APPROVAL OF AMENDMENT OF
         ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED COMMON SHARES

         Our Board of Directors proposes that the shareholders approve an amendment of our articles of incorporation to increase the number of authorized shares of common stock from 150,000,000 shares to 500,000,000 shares. As amended, Article 2(a) of our articles of incorporation would provide as follows:

                  The number of shares of stock that the Corporation shall have the authority to issue is (i) 500,000,000 shares of common stock, no par value (the "Common Stock") and (ii) 5,000,000 shares of one or more classes of preferred stock, no par value, to be established by the Board of Directors of the Corporation as provided herein (the "Preferred Stock") or one or more series within a class so established.

If adopted, the amendment would become effective upon the filing of articles of amendment with the North Carolina Secretary of State, which would occur as soon as practicable following the meeting. The remainder of our articles of incorporate will not change.

         On June 19, 2000, we had 80,475,096 shares of common stock outstanding. On that date, an additional 16,790,808 shares of common stock were reserved for issuance pursuant to our stock-based plans and 750,000 shares were reserved for issuance upon the exercise of warrants held by TRW.

         The Board of Directors believes that it is prudent to increase the number of authorized shares of common stock to the proposed level in order to provide a reserve of shares available for issuance in connection with possible future actions. The additional authorized shares of common stock would give us flexibility in our corporate planning and in responding to future business developments, including but not limited to possible financings through the issuance of equity securities and acquisition transactions, stock splits or dividends, establishing strategic relationships with corporate partners, issuances under stock-based plans and other general corporate purposes. Although we continually evaluate potential acquisitions of businesses, as of the date of this Proxy Statement we had no definitive agreements providing for the acquisition of another business. If we do decide to acquire other businesses, the issuance of shares of our common stock could be one of the primary means by which we would fund such acquisitions. Depending on the size of an acquisition, we may not be required to seek shareholder approval in order to issue our common stock to fund the acquisition. If the additional authorized common stock is available for any issuance, in appropriate circumstances, we could avoid the delays and expense that would be occasioned by the necessity of obtaining shareholder approval at the time of the action and would be better positioned to engage in these actions. We believe that increasing our authorized common shares to 500,000,000 shares will provide us with sufficient shares available for issuance for the foreseeable future.

         Under some circumstances, issuance of additional shares of common stock could dilute the voting rights, equity and earnings per share of existing shareholders. This increase in authorized but unissued common stock could be considered an anti-takeover measure because the additional authorized but unissued shares of common stock could be used by the Board of Directors to make a change in control of the Company more difficult. The Board of Directors' purpose in recommending this proposal is not as an anti-takeover measure, but for the reasons discussed above.

         Authorized shares of common stock may be issued by the Board from time to time without further shareholder approval, except in situations where shareholder approval is required by state law or the rules of the Nasdaq National Market. Our shareholders have no preemptive right to acquire additional shares of common stock, which means that current shareholders do not have a right to purchase any new issue of shares of common stock in order to maintain their proportionate ownership interests in the Company. The issuance of any additional shares of common stock likely would dilute the voting power of the outstanding shares of common stock and reduce the portion of the dividends and liquidation proceeds payable to the holders of the outstanding shares of common stock. The Board believes that an increase in the number of authorized shares is necessary for us to continue our business strategy. The proposed amendment of our articles of incorporation will be approved if the holders of a majority of the outstanding shares of the common stock of the Company voting in person or by proxy vote to approve the amendment.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION.

     PROPOSAL 3 -- RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

         The Audit Committee has appointed the firm of Ernst & Young LLP as independent auditors to examine our books for the fiscal year ending March 31, 2001, and to report on our consolidated balance sheets, statements of income and other related statements. Ernst & Young LLP has served as our independent auditors continuously since 1992. Representatives of Ernst & Young LLP are expected to be represented at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions posed by shareholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2001.

                        PROPOSALS FOR 2001 ANNUAL MEETING

         Under SEC regulations, any shareholder desiring to make a proposal to be acted upon at the 2001 annual meeting of shareholders must present such proposal to us at our principal office in Greensboro, North Carolina by February 26, 2001 for the proposal to be considered for inclusion in our proxy statement.

         In addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder even if the proposal is not to be included in our proxy statement, our bylaws provide that the shareholder must give timely notice in writing to our corporate secretary not less than 60 nor more than 90 days prior to the date one year from the date of the immediately preceding annual meeting. As to each matter, the notice must contain a written statement of the shareholder's proposal and the reasons for submitting the proposal and additional specific information if the proposal relates to director nominations, all as stated in our bylaws. A proxy may confer discretionary authority to vote on any matter at an annual meeting if we do not receive proper notice of the matter within the time frame described above.

                                 OTHER BUSINESS

         The Board of Directors knows of no other matter to come before the annual meeting. However, if any other matter requiring a vote of the shareholders arises, the persons named in the accompanying proxy will vote such proxy in accordance with their best judgment.

                                             By Order of the Board of Directors

                                             /s/ William J. Pratt

                                             William J. Pratt
                                             Chairman

Dated: June 26, 2000

                                                                      APPENDIX A


                                      PROXY

                             RF MICRO DEVICES, INC.
                          JULY 25, 2000 ANNUAL MEETING

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                             RF MICRO DEVICES, INC.

         The undersigned shareholder of RF Micro Devices, Inc., a North Carolina corporation (the "Company"), appoints David A. Norbury and William A. Priddy, Jr., or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of the Company which the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held at The Greensboro - High Point Marriott Airport, One Marriott Drive, Greensboro, North Carolina on July 25, 2000 at 10:00 A.M., local time and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS OF THE UNDERSIGNED SHAREHOLDERS WHEN INSTRUCTIONS ARE GIVEN IN ACCORDANCE WITH THE PROCEDURES DESCRIBED HEREIN AND THE ACCOMPANYING PROXY STATEMENT. THIS PROXY, IF DULY EXECUTED AND RETURNED, WILL BE VOTED "FOR" THE PROPOSALS DESCRIBED HEREIN IF NO INSTRUCTION TO THE CONTRARY IS INDICATED. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

                                              FOR ALL NOMINEES LISTED     WITHHOLD AUTHORITY
                                             (EXCEPT AS MARKED TO THE     TO VOTE FOR ALL
                                                 CONTRARY BELOW)             NOMINEES
1. Proposal to elect six directors of
   the Company for one-year term
   expiring in 2001                                     [  ]                   [ ]

  David A. Norbury, William J. Pratt,
  Dr. Albert E. Paladino, Erik H.
  van der Kaay, Walter H. Wilkinson, Jr.,
  Terri D. Zinkiewicz

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE FOLLOWING SPACE. IF AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE IS NOT WITHHELD, THIS PROXY WILL BE VOTED IN FAVOR OF SUCH NOMINEE.)


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                                                 FOR      AGAINST     ABSTAIN


2.  Proposal to amend the Articles of            [_]        [_]         [_]
    Incorporation to increase the authorized common stock of the Company.

3.  Proposal to ratify the appointment of        [_]        [_]         [_]
    Ernst & Young LLP as the Company's
    auditors for the fiscal year ending
    March 31, 2001.

4.  Any other matter that may be submitted
    to a vote of shareholders at the
    meeting.

THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEYS-IN-FACT, OR EITHER OF THEM OR THEIR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF, AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE MEETING AND THE ACCOMPANYING PROXY STATEMENT.

Dated this ____ day of ________________, 2000.


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
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_____________________________________________ (SEAL)         PLEASE INSERT DATE OF SIGNING. SIGN EXACTLY
                                                             AS NAME APPEARS AT LEFT. WHERE STOCK IS
                                                             ISSUED IN TWO OR MORE NAMES, ALL MUST SIGN.
_____________________________________________ (SEAL)         IF SIGNING AS ATTORNEY, ADMINISTRATOR,
                                                             EXECUTOR, TRUSTEE OR GUARDIAN, GIVE FULL
                                                             TITLE AS SUCH. A CORPORATION SHOULD SIGN BY
[INSERT NAME AS IT APPEARS ON SHAREHOLDER RECORDS.]          AN AUTHORIZED OFFICER AND AFFIX SEAL.
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      (YOU ARE REQUESTED TO COMPLETE, SIGN AND RETURN THIS PROXY PROMPTLY.)